EXHIBIT 99.1
ENTERPRISE FINANCIAL REPORTS THIRD QUARTER 2017 RESULTS

Reported Third Quarter Highlights

•	Net income of $0.69 per diluted share

•	Return on average assets of 1.27%

•	Portfolio loans grew 14% on an annualized basis

•	Efficiency ratio decreased to 50.75%

•	Repurchase of 429,955 shares at an average price of $38.69

Third Quarter Core Highlights1

•	Net income of $0.66 per diluted share

•	Return on average assets of 1.21%

•	Net interest margin remained stable at 3.75%

•	Efficiency ratio decreased to 51.64%

St. Louis, Mo. October 23, 2017 – Enterprise Financial Services Corp (NASDAQ: EFSC) (the “Company”) reported net income of $16.3 million for the quarter ended September 30, 2017, an increase of $4.4 million, or 36%, and $4.5 million, or 38%, as compared to the linked second quarter and prior year quarter, respectively. Net income per diluted share was $0.69 for the quarter ended September 30, 2017, an increase of $0.19 and $0.10, compared to $0.50 and $0.59 per diluted share for the linked second quarter and prior year period, respectively. The linked quarter increase was primarily due to lower noninterest expense and provision costs.

On a core basis1, the Company reported net income of $15.5 million, or $0.66 per diluted share, for the quarter ended September 30, 2017, compared to $13.2 million, or $0.56 per diluted share, in the linked second quarter. Third quarter 2017 core net income1 increased 56% from $9.9 million for the prior year period, and diluted core earnings per share1 grew 35% from $0.49 for the prior year period. The diluted earnings per share1 increase of $0.17 from the prior year period was primarily due to higher levels of core net interest income from continued growth in earning asset balances combined with 21 basis points of core net interest margin1 expansion. The increase from the linked second quarter resulted primarily from achievement of synergies from the acquisition of Jefferson County Bancshares, Inc. ("JCB"), as well as a reduction in the provision for loan losses.

The Company's Board of Directors approved the Company’s quarterly dividend of $0.11 per common share, payable on December 29, 2017 to shareholders of record as of December 15, 2017.

Jim Lally, EFSC’s President and Chief Executive Officer, commented, "The third quarter was highlighted by record earnings on both a total and core basis. With acquisition integration efforts largely complete, the quarter’s results highlighted the strength of our core earnings power. Core revenue1 grew 3%, including growth in fee income, while core noninterest expenses1 declined 3%. Core return on average assets1 of 1.21% represented increases of 15 basis points and 17 basis points from the linked quarter and prior year."

Lally added, "Portfolio loan growth of 14%, on an annualized basis, was well diversified across our markets and lending platforms. Additionally, we took steps to manage our overall capital levels prudently, returning $17 million to shareholders through share repurchases while maintaining strong capital positions to support future growth. In addition, we continue to opportunistically hire in support of sustained growth."

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Net Interest Income

Net interest income in the third quarter remained stable from the linked second quarter at $45.6 million, but increased $11.8 million from the prior year period due to two full quarters of impact from the acquisition of JCB, strong growth in portfolio loan balances funded principally with core deposits and an increase in core net interest margin discussed below. Net interest margin, on a fully tax equivalent basis, was 3.88% for the third quarter, compared to 3.98% in the linked second quarter, and 3.80% in the third quarter of 2016. Net interest margin decreased primarily from a decrease in contributions from non-core acquired assets.

The yield on portfolio loans improved to 4.69% in the third quarter, an increase of six basis points from the linked second quarter, and 44 basis points from the prior year quarter. The increase was primarily due to the effect of increasing interest rates on our existing loan portfolio and higher interest rates on newly originated loans. The cost of total deposits was limited to a five basis point increase in the linked quarter and a nine basis point increase from the prior year quarter. The cost of interest-bearing liabilities increased nine basis points to 0.78% in the third quarter of 2017 from 0.69% in the linked second quarter, and is 26 basis points higher than 0.52% in the third quarter of 2016. The increases were due to the issuance of $50 million of subordinated debt issued November 1, 2016, the acquisition of JCB, and the impact of rising interest rates on the Company's borrowed funds.

Core net interest margin1, (fully tax equivalent), excludes incremental accretion on non-core acquired loans. See the table below for a quarterly comparison.

	For the Quarter ended
($ in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Core net interest income[1]	44,069	43,049	37,567	32,175	31,534
Core net interest margin[1]	3.75%	3.76%	3.63%	3.44%	3.54%

Core net interest income1 increased by $1.0 million to $44.1 million, or 2% compared to the linked quarter, and increased $12.5 million, or 40%, compared to the prior year period due to strong portfolio loan growth funded by core deposits and from the acquisition of JCB. Core net interest margin1 decreased one basis point to 3.75% from the linked quarter. Core net interest margin1 expanded 21 basis points from the prior year quarter, primarily due to increased yield on portfolio loans out-pacing the increase to borrowing costs, as well as purchase accounting impacts from the JCB acquisition. The Company continues to manage its balance sheet to grow core net interest income and expects to maintain core net interest margin over the coming quarters; however, pressure on funding costs could negate the expected trends in core net interest margin.

Portfolio Loans

Note: Non-core acquired loans were those acquired from the FDIC and were previously covered by shared-loss agreements. These loans continue to be accounted for as Purchased Credit Impaired ("PCI") loans. Approximately $48 million of loans in JCB's portfolio are also accounted for as PCI loans. However, all loans acquired from JCB are included in portfolio loans.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

The following table presents portfolio loans with selected specialized lending detail for the most recent five quarters:

	At the Quarter ended
			March 31, 2017
($ in thousands)	Sept 30, 2017	June 30, 2017	JCB	Legacy Enterprise	Consolidated	Dec 31, 2016	Sept 30, 2016
Enterprise value lending	$455,983	$433,766	$—	$429,957	$429,957	$388,798	$394,923
C&I - general	886,498	894,787	79,021	810,781	889,802	794,451	755,829
Life insurance premium financing	330,957	317,848	—	312,335	312,335	305,779	298,845
Tax credits	188,497	149,941	—	141,770	141,770	143,686	149,218
CRE, construction, and land development	1,638,521	1,563,131	465,736	1,074,908	1,540,644	1,089,498	1,044,827
Residential real estate	341,695	348,678	121,232	239,080	360,312	240,760	233,960
Consumer and other	154,350	150,812	12,420	165,732	178,152	155,420	160,103
Portfolio loans	$3,996,501	$3,858,963	$678,409	$3,174,563	$3,852,972	$3,118,392	$3,037,705

Portfolio loan yield	4.69%	4.63%			4.45%	4.24%	4.25%

Portfolio loans were $4.0 billion at September 30, 2017, increasing $138 million, or 14% annualized, when compared to the linked quarter. On a year over year basis, portfolio loans increased $959 million, of which $281 million, or 9%, was organic loan growth and $678 million was from the acquisition of JCB. The Company continues to expect portfolio loan growth, excluding the acquisition of JCB, at or above 10% for 2017. For 2018, the Company expects organic loan growth in dollars to be at least equivalent to 2017 levels. With continued organic growth and the impact of the JCB acquisition increasing portfolio loan balances, 2018 portfolio loan growth is expected to be approximately 7% - 9%.

The Company continues to focus on originating high-quality Commercial and Industrial ("C&I") relationships, as they typically have variable interest rates and allow for cross selling opportunities involving other banking products. C&I loans increased $66 million during the third quarter of 2017 from the linked second quarter and represented 47% of the Company's loan portfolio at September 30, 2017.

Since September 30, 2016, C&I loans have grown organically by $184 million, or 12% to $1.9 billion. C&I loan growth supports management's efforts to maintain the Company's asset sensitive interest rate risk position. At September 30, 2017, and June 30, 2017, 57% of portfolio loans had variable interest rates, as compared to 64% at September 30, 2016. The change from prior year is due to the acquisition of JCB; however, the Company remains modestly asset sensitive to interest rate increases.

Non-Core Acquired Loans

Non-core acquired loans totaled $34.2 million at September 30, 2017, a decrease of $1.7 million, or 5% from the linked second quarter, and $13.3 million, or 28%, from the prior year period, primarily as a result of principal payments and loan payoffs.

Non-core acquired loans contributed $1.0 million of net earnings in the third quarter of 2017, compared to $1.7 million in the linked second quarter. At September 30, 2017, the remaining accretable yield on the portfolio was estimated to be $10 million and the non-accretable difference was approximately $15 million. Accelerated cash flows and other incremental accretion from PCI loans was $1.6 million for the quarter ended September 30, 2017, $2.6 million for the linked quarter, and $2.3 million for the prior year quarter. The Company estimates 2017 income from accelerated cash flows and other incremental accretion to be between $6 million and $8 million.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Asset Quality: The following table presents the categories of nonperforming assets and related ratios for the most recent five quarters:

	For the Quarter ended
($ in thousands)	September 30, 2017	June 30, 2017	March 31, 2017	December 31, 2016	September 30, 2016
Nonperforming loans	$8,985	$13,081	$13,847	$14,905	$19,942
Other real estate	491	529	2,925	980	2,959
Nonperforming assets	$9,476	$13,610	$16,772	$15,885	$22,901
Nonperforming loans to total loans [a]	0.23%	0.34%	0.36%	0.48%	0.66%
Nonperforming assets to total assets	0.18%	0.27%	0.33%	0.39%	0.59%
Allowance for portfolio loan losses to total loans [a]	0.97%	0.96%	1.03%	1.20%	1.23%
Net charge-offs (recoveries)	$803	$6,104	$(56)	$897	$1,038
a Excludes loans accounted for as PCI loans

At September 30, 2017, nonperforming loans decreased to 0.23% of portfolio loans, and nonperforming assets declined to 0.18% of total assets. Nonperforming loans decreased 31% to $9.0 million at September 30, 2017, from $13.1 million at June 30, 2017, and decreased 55% from $19.9 million at September 30, 2016. During the quarter, nonperforming loan activity included $4.8 million in paydowns.

The Company recorded provision for portfolio loan losses of $2.4 million compared to $3.6 million in the linked quarter and $3.0 million in the prior year period. The provision is reflective of the decline in net chargeoffs, growth in portfolio loan balances, and maintaining a prudent credit risk posture. The allowance for portfolio loan losses to portfolio loans was 0.97% at September 30, 2017.

Deposits

The following table presents deposits broken out by type:

	At the Quarter ended
			March 31, 2017
($ in thousands)	Sept 30, 2017	June 30, 2017	JCB	Legacy Enterprise	Consolidated	Dec 31, 2016	Sept 30, 2016
Noninterest-bearing accounts	$1,047,910	$1,019,064	$168,775	$868,226	$1,037,001	$866,756	$762,155
Interest-bearing transaction accounts	814,338	803,104	96,207	748,568	844,775	731,539	633,100
Money market and savings accounts	1,579,767	1,506,001	371,000	1,172,737	1,543,737	1,161,907	1,241,725
Brokered certificates of deposit	170,701	133,606	—	145,436	145,436	117,145	137,592
Other certificates of deposit	446,495	459,476	138,012	322,659	460,671	356,014	350,253
Total deposit portfolio	$4,059,211	$3,921,251	$773,994	$3,257,626	$4,031,620	$3,233,361	$3,124,825

Total deposits at September 30, 2017 were $4.1 billion, an increase of $138 million, or 4% from June 30, 2017, and an increase of $934 million, or 30%, from September 30, 2016. Core deposits, defined as total deposits excluding certificates of deposits, were $3.4 billion at September 30, 2017, an increase of $114 million, or 3% from the linked quarter, and an increase of $805 million, or 31%, when compared to the prior year period. The overall positive trends in deposits reflect continued progress across our business lines, expected seasonality, and the acquisition of JCB.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Noninterest-bearing deposits increased $29 million compared to June 30, 2017, and increased $286 million compared to September 30, 2016. The composition of noninterest-bearing deposits remained relatively stable at 26% of total deposits at September 30, 2017, and June 30, 2017, compared to 24% at September 30, 2016. The total cost of deposits was limited to an increase of five basis points and totaled 0.46% compared to 0.41% at June 30, 2017. The cost of deposits increased nine basis points since September 30, 2016.

Noninterest Income

Total noninterest income was $8.4 million for the quarter ended September 30, 2017. Deposit service charges for the third quarter of 2017 of $2.8 million remained solid for the quarter, and grew 28% when compared to the prior year quarter, due primarily to the acquisition of JCB and growth in client base.

Wealth management revenues for the third quarter of 2017 of $2.1 million grew 22% when compared to the prior year period, due to the JCB acquisition and addition of new clients.Trust assets under management were $1.3 billion at September 30, 2017, an increase of $39 million, or 3%, when compared to June 30, 2017, and an increase of $389 million, or 42%, when compared to the prior year period. The increase from the linked quarter was primarily due to market appreciation and new customers.

Card services revenue increased 5% to $1.5 million compared to the linked quarter and increased $0.7 million, or 81% compared to the prior year period from the JCB acquisition and continued benefit from new and expanded use by customers of its in-house credit card, merchant and debit card products and services.

The Company expects continued growth in fee income of 5% - 7% for 2018.

Noninterest Expenses

Noninterest expenses were $27.4 million for the quarter ended September 30, 2017, compared to $32.7 million for the quarter ended June 30, 2017, and $20.8 million for the quarter ended September 30, 2016. Noninterest expenses for the quarter included $0.3 million of merger related expenses compared to $4.5 million in the linked second quarter. Core noninterest expenses1 were $27.1 million for the quarter ended September 30, 2017, compared to $27.8 million for the linked quarter, and $20.2 million for the prior year period. The decrease from the linked quarter was primarily due to the continued cost efficiencies obtained in the integration of JCB. The synergies realized from JCB were partially offset by $0.4 million of amortization of a new tax credit investment, which benefits our effective tax rate.

The Company's core efficiency ratio1 decreased to 51.6% for the quarter ended September 30, 2017, compared to 54.5% for the linked quarter, and 52.8% for the prior year period, and reflects continuing efforts to leverage its expense base and execution of the initiatives necessary to realize the expected cost savings from the JCB acquisition. The conversion of JCB's core systems was completed late in the second quarter of 2017. The Company expects to continue to invest in revenue producing associates and other infrastructure that supports additional growth. These investments are expected to result in expense growth, at a rate of 35% - 45% of projected revenue growth for 2018, resulting in modest improvement to the Company's efficiency ratio.

Income Taxes

The Company's effective tax rate was 32.5% for the quarter ended September 30, 2017 compared to 31.7% for the quarter ended June 30, 2017, and 34.8% for the quarter ended September 30, 2016. The increase in the quarter resulted primarily from increased pre-tax earnings, which lessen the rate impact of permanent tax differences, and lower excess tax benefits from equity compensation awards due to a new accounting standard adopted this year. These increases were partially offset by the benefit of the aforementioned tax credit investment and other income tax planning initiatives.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

Capital

The total risk based capital ratio1 was 12.33% at September 30, 2017, compared to 12.84% at June 30, 2017, and 12.01% at September 30, 2016. The Company's Common equity tier 1 capital ratio1 was 8.93% at September 30, 2017, compared to 9.34% at June 30, 2017, and 9.33% at September 30, 2016. The tangible common equity ratio1 was 8.18% at September 30, 2017, versus 8.56% at June 30, 2017, and 8.99% at September 30, 2016. In the third quarter of 2017, as part of its capital management efforts, the Company repurchased 429,955 shares of its common stock for $16.6 million pursuant to its publicly announced program. The repurchase of these shares is the primary reason for the decline in capital ratios this quarter.

Capital ratios for the current quarter are based on the Basel III regulatory capital framework as applied to the Company’s current businesses and operations, and are subject to, among other things, completion and filing of the Company’s regulatory reports and ongoing regulatory review and implementation guidance. The attached tables contain a reconciliation of these ratios to U.S. GAAP financial measures.

For more information contact:
Investor Relations: Keene Turner, Executive Vice President and CFO (314) 512-7233
Media: Karen Loiterstein, Senior Vice President (314) 512-7141

Use of Non-GAAP Financial Measures1

The Company's accounting and reporting policies conform to generally accepted accounting principles in the United States (“GAAP”) and the prevailing practices in the banking industry. However, the Company provides other financial measures, such as core net income and net interest margin, and other core performance measures, regulatory capital ratios, and the tangible common equity ratio, in this release that are considered “non-GAAP financial measures.” Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position, or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP.
The Company considers its core performance measures presented in this earnings release and the included tables as important measures of financial performance, even though they are non-GAAP measures, as they provide supplemental information by which to evaluate the impact of non-core acquired loans and related income and expenses, the impact of certain non-comparable items, and the Company's operating performance on an ongoing basis. Core performance measures include contractual interest on non-core acquired loans, but exclude incremental accretion on these loans. Core performance measures also exclude the gain or loss on sale of other real estate from non-core acquired loans, and expenses directly related to non-core acquired loans and other assets formerly covered under FDIC loss share agreements. Core performance measures also exclude certain other income and expense items, such as executive separation costs, merger related expenses, facilities charges, and the gain or loss on sale of investment securities, the Company believes to be not indicative of or useful to measure the Company's operating performance on an ongoing basis. The attached tables contain a reconciliation of these core performance measures to the GAAP measures. The Company believes that the tangible common equity ratio provides useful information to investors about the Company's capital strength even though it is considered to be a non-GAAP financial measure and is not part of the regulatory capital requirements to which the Company is subject.
The Company believes these non-GAAP measures and ratios, when taken together with the corresponding GAAP measures and ratios, provide meaningful supplemental information regarding the Company's performance and capital strength. The Company's management uses, and believes that investors benefit from referring to, these non-GAAP measures and ratios in assessing the Company's operating results and related trends and when forecasting future periods. However, these non-GAAP measures and ratios should be considered in addition to, and not as a substitute for or preferable to, ratios prepared in accordance with GAAP. In the attached tables, the Company has provided a reconciliation of, where applicable, the most comparable GAAP financial measures and ratios to the non-GAAP

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

financial measures and ratios, or a reconciliation of the non-GAAP calculation of the financial measure for the periods indicated.

The Company will host a conference call and webcast at 2:30 p.m. Central time on Tuesday, October 24, 2017. During the call, management will review the third quarter of 2017 results and related matters. This press release as well as a related slide presentation will be accessible on the Company's website at www.enterprisebank.com under “Investor Relations” beginning prior to the scheduled broadcast of the conference call. The call can be accessed via this same website page, or via telephone at 1-877-830-2636 (Conference ID #6750100.) A recorded replay of the conference call will be available on the website two hours after the call's completion. Visit http://bit.ly/EFSC3QEarnings and register to receive a dial in number, passcode, and pin number. The replay will be available for approximately two weeks following the conference call.

Enterprise Financial Services Corp operates commercial banking and wealth management businesses in metropolitan St. Louis, Kansas City, and Phoenix. The Company is primarily focused on serving the needs of privately held businesses, their owner families, executives and professionals.

Forward-looking Statements

Readers should note that, in addition to the historical information contained herein, this press release contains "forward-looking statements" within the meaning of, and intended to be covered by, the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, but are not limited to, statements about the Company's plans, expectations, and projections of future financial and operating results, as well as statements regarding the Company's plans, objectives, expectations or consequences of announced transactions. The Company uses words such as "may," "might," "will," "should," "expect," "plan," "anticipate," "believe," "estimate," "predict," "potential," "could," "continue," and “intend”, and variations of such words and similar expressions, in this communication to identify such forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties that could cause actual results to differ materially from those contemplated from such statements. Factors that could cause or contribute to such differences include, but are not limited to, the Company's ability to efficiently integrate acquisitions into its operations, retain the customers of these businesses and grow the acquired operations, as well as credit risk, changes in the appraised valuation of real estate securing impaired loans, outcomes of litigation and other contingencies, exposure to general and local economic conditions, risks associated with rapid increases or decreases in prevailing interest rates, consolidation in the banking industry, competition from banks and other financial institutions, the Company's ability to attract and retain relationship officers and other key personnel, burdens imposed by federal and state regulation, changes in regulatory requirements, changes in accounting regulation or standards applicable to banks, as well as other risk factors described in the Company's 2016 Annual Report on Form 10-K and other reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update them in light of new information or future events unless required under the federal securities laws.

1 A non-GAAP measure. Refer to discussion & reconciliation of these measures in the accompanying financial tables.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited)

	For the Quarter ended					For the Nine Months ended
($ in thousands, except per share data)	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
EARNINGS SUMMARY
Net interest income	$45,625	$45,633	$38,642	$35,454	$33,830	$129,900	$100,041
Provision for portfolio loan losses	2,422	3,623	1,533	964	3,038	7,578	4,587
Provision reversal for purchased credit impaired loan losses	—	(207)	(148)	(343)	(1,194)	(355)	(1,603)
Noninterest income	8,372	7,934	6,976	9,029	6,976	23,282	20,030
Noninterest expense	27,404	32,651	26,736	23,181	20,814	86,791	62,929
Income before income tax expense	24,171	17,500	17,497	20,681	18,148	59,168	54,158
Income tax expense	7,856	5,545	5,106	7,053	6,316	18,507	18,949
Net income	$16,315	$11,955	$12,391	$13,628	$11,832	$40,661	$35,209

Diluted earnings per share	$0.69	$0.50	$0.56	$0.67	$0.59	$1.75	$1.74
Return on average assets	1.27%	0.96%	1.10%	1.36%	1.23%	1.11%	1.26%
Return on average common equity	11.69%	8.78%	10.65%	14.04%	12.46%	10.37%	12.83%
Return on average tangible common equity	15.23%	11.49%	12.96%	15.33%	13.64%	13.25%	14.10%
Net interest margin (fully tax equivalent)	3.88%	3.98%	3.73%	3.79%	3.80%	3.87%	3.87%
Efficiency ratio	50.75%	60.95%	58.61%	52.11%	51.01%	56.66%	52.41%

CORE PERFORMANCE SUMMARY (NON-GAAP)[1]
Net interest income	$44,069	$43,049	$37,567	$32,175	$31,534	$124,685	$91,340
Provision for portfolio loan losses	2,422	3,623	1,533	964	3,038	7,578	4,587
Noninterest income	8,350	7,934	6,976	7,849	6,828	23,260	18,938
Noninterest expense	27,070	27,798	24,946	21,094	20,242	79,814	61,123
Income before income tax expense	22,927	19,562	18,064	17,966	15,082	60,553	44,568
Income tax expense	7,391	6,329	4,916	6,021	5,142	18,636	15,276
Net income	$15,536	$13,233	$13,148	$11,945	$9,940	$41,917	$29,292

Diluted earnings per share	$0.66	$0.56	$0.59	$0.59	$0.49	$1.81	$1.45
Return on average assets	1.21%	1.06%	1.17%	1.19%	1.04%	1.14%	1.05%
Return on average common equity	11.13%	9.72%	11.29%	12.31%	10.47%	10.69%	10.67%
Return on average tangible common equity	14.50%	12.72%	13.75%	13.44%	11.46%	13.66%	11.73%
Net interest margin (fully tax equivalent)	3.75%	3.76%	3.63%	3.44%	3.54%	3.71%	3.53%
Efficiency ratio	51.64%	54.52%	56.01%	52.70%	52.77%	53.95%	55.43%

[1] Refer to Reconciliations of Non-GAAP Financial Measures table for a reconciliation of these measures to GAAP.

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended					For the Nine Months ended
($ in thousands, except per share data)	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
INCOME STATEMENTS
NET INTEREST INCOME
Total interest income	$52,468	$51,542	$43,740	$39,438	$37,293	$147,750	$109,786
Total interest expense	6,843	5,909	5,098	3,984	3,463	17,850	9,745
Net interest income	45,625	45,633	38,642	35,454	33,830	129,900	100,041
Provision for portfolio loan losses	2,422	3,623	1,533	964	3,038	7,578	4,587
Provision reversal for purchased credit impaired loans	—	(207)	(148)	(343)	(1,194)	(355)	(1,603)
Net interest income after provision for loan losses	43,203	42,217	37,257	34,833	31,986	122,677	97,057

NONINTEREST INCOME
Deposit service charges	2,820	2,816	2,510	2,184	2,200	8,146	6,431
Wealth management revenue	2,062	2,054	1,833	1,729	1,694	5,949	5,000
Card services revenue	1,459	1,392	1,037	894	804	3,888	2,236
State tax credit activity, net	77	9	246	1,748	228	332	899
Gain (loss) on sale of other real estate	—	17	—	1,235	(226)	17	602
Gain on sale of investment securities	22	—	—	—	86	22	86
Other income	1,932	1,646	1,350	1,239	2,190	4,928	4,776
Total noninterest income	8,372	7,934	6,976	9,029	6,976	23,282	20,030

NONINTEREST EXPENSE
Employee compensation and benefits	15,090	15,798	15,208	12,448	12,091	46,096	37,398
Occupancy	2,434	2,265	1,929	1,892	1,705	6,628	4,997
Merger related expenses	315	4,480	1,667	1,084	302	6,462	302
Other	9,565	10,108	7,932	7,757	6,716	27,605	20,232
Total noninterest expense	27,404	32,651	26,736	23,181	20,814	86,791	62,929

Income before income tax expense	24,171	17,500	17,497	20,681	18,148	59,168	54,158
Income tax expense	7,856	5,545	5,106	7,053	6,316	18,507	18,949
Net income	$16,315	$11,955	$12,391	$13,628	$11,832	$40,661	$35,209

Basic earnings per share	$0.70	$0.51	$0.57	$0.68	$0.59	$1.77	$1.76
Diluted earnings per share	0.69	0.50	0.56	0.67	0.59	1.75	1.74

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	At the Quarter ended
($ in thousands)	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016
BALANCE SHEETS
ASSETS
Cash and due from banks	$76,777	$77,815	$73,387	$54,288	$56,789
Interest-earning deposits	108,976	41,419	138,309	145,494	63,690
Debt and equity investments	708,725	727,975	697,143	556,100	540,429
Loans held for sale	6,411	4,285	5,380	9,562	7,663

Portfolio loans	3,996,501	3,858,962	3,852,972	3,118,392	3,037,705
Less: Allowance for loan losses	38,292	36,673	39,148	37,565	37,498
Portfolio loans, net	3,958,209	3,822,289	3,813,824	3,080,827	3,000,207
Non-core acquired loans, net of the allowance for loan losses	29,258	30,682	32,615	33,925	41,016
Total loans, net	3,987,467	3,852,971	3,846,439	3,114,752	3,041,223

Other real estate	491	529	2,925	980	2,959
Fixed assets, net	32,803	33,987	34,291	14,910	14,498
State tax credits, held for sale	35,291	35,247	35,431	38,071	44,180
Goodwill	117,345	116,186	113,886	30,334	30,334
Intangible assets, net	11,745	12,458	11,758	2,151	2,357
Other assets	145,457	135,824	147,277	114,686	105,522
Total assets	$5,231,488	$5,038,696	$5,106,226	$4,081,328	$3,909,644

LIABILITIES AND SHAREHOLDERS' EQUITY
Noninterest-bearing deposits	$1,047,910	$1,019,064	$1,037,001	$866,756	$762,155
Interest-bearing deposits	3,011,301	2,902,187	2,994,619	2,366,605	2,362,670
Total deposits	4,059,211	3,921,251	4,031,620	3,233,361	3,124,825
Subordinated debentures	118,093	118,080	118,067	105,540	56,807
Federal Home Loan Bank advances	248,868	200,992	151,115	—	129,000
Other borrowings	209,104	217,180	235,052	276,980	190,022
Other liabilities	49,876	32,440	32,451	78,349	27,892
Total liabilities	4,685,152	4,489,943	4,568,305	3,694,230	3,528,546
Shareholders' equity	546,336	548,753	537,921	387,098	381,098
Total liabilities and shareholders' equity	$5,231,488	$5,038,696	$5,106,226	$4,081,328	$3,909,644

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
($ in thousands)	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016
LOAN PORTFOLIO
Commercial and industrial	$1,861,935	$1,796,342	$1,773,864	$1,632,714	$1,598,815
Commercial real estate	1,332,111	1,275,771	1,243,479	894,956	855,971
Construction real estate	306,410	287,360	297,165	194,542	188,856
Residential real estate	341,695	348,678	360,312	240,760	233,960
Consumer and other	154,350	150,812	178,152	155,420	160,103
Total portfolio loans	3,996,501	3,858,963	3,852,972	3,118,392	3,037,705
Non-core acquired loans	34,157	35,807	38,092	39,769	47,449
Total loans	$4,030,658	$3,894,770	$3,891,064	$3,158,161	$3,085,154

DEPOSIT PORTFOLIO
Noninterest-bearing accounts	$1,047,910	$1,019,064	$1,037,001	$866,756	$762,155
Interest-bearing transaction accounts	814,338	803,104	844,775	731,539	633,100
Money market and savings accounts	1,579,767	1,506,001	1,543,737	1,161,907	1,241,725
Brokered certificates of deposit	170,701	133,606	145,436	117,145	137,592
Other certificates of deposit	446,495	459,476	460,671	356,014	350,253
Total deposit portfolio	$4,059,211	$3,921,251	$4,031,620	$3,233,361	$3,124,825

AVERAGE BALANCES
Portfolio loans	$3,899,493	$3,839,266	$3,504,910	$3,067,124	$2,947,949
Non-core acquired loans	35,120	36,767	39,287	42,804	53,198
Loans held for sale	5,144	4,994	6,547	6,273	10,224
Debt and equity investments	711,056	667,781	637,226	527,601	527,516
Interest-earning assets	4,712,672	4,641,198	4,259,198	3,767,272	3,589,080
Total assets	5,095,494	5,017,213	4,573,588	3,993,132	3,814,918
Deposits	3,932,038	3,909,600	3,568,759	3,242,561	3,069,156
Shareholders' equity	553,713	546,282	472,077	386,147	377,861
Tangible common equity	425,056	417,239	387,728	353,563	345,061

YIELDS (fully tax equivalent)
Portfolio loans	4.69%	4.63%	4.45%	4.24%	4.25%
Non-core acquired loans	23.82%	34.79%	17.24%	37.07%	23.07%
Total loans	4.86%	4.92%	4.59%	4.69%	4.58%
Debt and equity investments	2.49%	2.51%	2.49%	2.22%	2.25%
Interest-earning assets	4.45%	4.49%	4.21%	4.21%	4.18%
Interest-bearing deposits	0.62%	0.55%	0.53%	0.49%	0.49%
Total deposits	0.46%	0.41%	0.39%	0.37%	0.37%
Subordinated debentures	4.42%	4.37%	4.19%	3.64%	2.59%
Borrowed funds	0.85%	0.64%	0.49%	0.27%	0.32%
Cost of paying liabilities	0.78%	0.69%	0.65%	0.58%	0.52%
Net interest margin	3.88%	3.98%	3.73%	3.79%	3.80%

ENTERPRISE FINANCIAL SERVICES CORP
CONSOLIDATED FINANCIAL SUMMARY (unaudited) (continued)

	For the Quarter ended
(in thousands, except % and per share data)	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016
ASSET QUALITY
Net charge-offs (recoveries)[1]	$803	$6,104	$(56)	$897	$1,038
Nonperforming loans[1]	8,985	13,081	13,847	14,905	19,942
Classified assets	80,757	93,795	86,879	93,452	101,545
Nonperforming loans to total loans[1]	0.23%	0.34%	0.36%	0.48%	0.66%
Nonperforming assets to total assets[2]	0.18%	0.27%	0.33%	0.39%	0.59%
Allowance for loan losses to total loans[1]	0.97%	0.96%	1.03%	1.20%	1.23%
Allowance for loan losses to nonperforming loans[1]	426.2%	280.4%	282.7%	252.0%	188.0%
Net charge-offs (recoveries) to average loans (annualized)[1]	0.08%	0.64%	(0.01)%	0.12%	0.14%

WEALTH MANAGEMENT
Trust assets under management	$1,319,123	$1,279,836	$1,229,383	$1,033,577	$929,946
Trust assets under administration	2,102,800	2,024,958	1,875,424	1,652,471	1,535,033

MARKET DATA
Book value per common share	$23.69	$23.37	$22.95	$19.31	$19.07
Tangible book value per common share	$18.09	$17.89	$17.59	$17.69	$17.43
Market value per share	$42.35	$40.80	$42.40	$43.00	$31.25
Period end common shares outstanding	23,063	23,485	23,438	20,045	19,988
Average basic common shares	23,324	23,475	21,928	20,009	19,997
Average diluted common shares	23,574	23,732	22,309	20,309	20,224

CAPITAL
Total risk-based capital to risk-weighted assets	12.33%	12.84%	12.76%	13.48%	12.01%
Tier 1 capital to risk-weighted assets	10.36%	10.82%	10.68%	10.99%	10.82%
Common equity tier 1 capital to risk-weighted assets	8.93%	9.34%	9.20%	9.52%	9.33%
Tangible common equity to tangible assets	8.18%	8.56%	8.28%	8.76%	8.99%

[1] Excludes loans accounted for as PCI loans.
[2] Excludes PCI loans and related assets, except for inclusion in total assets.

ENTERPRISE FINANCIAL SERVICES CORP
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

	For the Quarter ended					For the Nine Months ended
($ in thousands, except per share data)	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016	Sep 30, 2017	Sep 30, 2016
CORE PERFORMANCE MEASURES
Net interest income	$45,625	$45,633	$38,642	$35,454	$33,830	$129,900	$100,041
Less: Incremental accretion income	1,556	2,584	1,075	3,279	2,296	5,215	8,701
Core net interest income	44,069	43,049	37,567	32,175	31,534	124,685	91,340

Total noninterest income	8,372	7,934	6,976	9,029	6,976	23,282	20,030
Less: Gain (loss) on sale of other real estate from non-core acquired loans	—	—	—	1,085	(225)	—	480
Less: Other income from non-core acquired assets	—	—	—	95	287	—	526
Less: Gain on sale of investment securities	22	—	—	—	86	22	86
Core noninterest income	8,350	7,934	6,976	7,849	6,828	23,260	18,938

Total core revenue	52,419	50,983	44,543	40,024	38,362	147,945	110,278

Provision for portfolio loan losses	2,422	3,623	1,533	964	3,038	7,578	4,587

Total noninterest expense	27,404	32,651	26,736	23,181	20,814	86,791	62,929
Less: Other expenses related to non-core acquired loans	19	(16)	123	172	270	126	922
Less: Executive severance	—	—	—	—	—	—	332
Less: Facilities disposal	—	389	—	1,040	—	389	—
Less: Merger related expenses	315	4,480	1,667	1,084	302	6,462	302
Less: Other non-core expenses	—	—	—	(209)	—	—	250
Core noninterest expense	27,070	27,798	24,946	21,094	20,242	79,814	61,123

Core income before income tax expense	22,927	19,562	18,064	17,966	15,082	60,553	44,568
Core income tax expense[1]	7,391	6,329	4,916	6,021	5,142	18,636	15,276
Core net income	$15,536	$13,233	$13,148	$11,945	$9,940	$41,917	$29,292

Core diluted earnings per share	$0.66	$0.56	$0.59	$0.59	$0.49	$1.81	$1.45
Core return on average assets	1.21%	1.06%	1.17%	1.19%	1.04%	1.14%	1.05%
Core return on average common equity	11.13%	9.72%	11.29%	12.31%	10.47%	10.69%	10.67%
Core return on average tangible common equity	14.50%	12.72%	13.75%	13.44%	11.46%	13.66%	11.73%
Core efficiency ratio	51.64%	54.52%	56.01%	52.70%	52.77%	53.95%	55.43%

NET INTEREST MARGIN TO CORE NET INTEREST MARGIN (FULLY TAX EQUIVALENT)
Net interest income	$46,047	$46,096	$39,147	$35,884	$34,263	$131,290	$101,377
Less: Incremental accretion income	1,556	2,584	1,075	3,279	2,296	5,215	8,701
Core net interest income	$44,491	$43,512	$38,072	$32,605	$31,967	$126,075	$92,676

Average earning assets	$4,712,672	$4,641,198	$4,259,198	$3,767,272	$3,589,080	$4,539,350	$3,503,538
Reported net interest margin	3.88%	3.98%	3.73%	3.79%	3.80%	3.87%	3.87%
Core net interest margin	3.75%	3.76%	3.63%	3.44%	3.54%	3.71%	3.53%

[1]Non-core income tax expense calculated at 38% of non-core pretax income plus an estimate of taxes payable related to non-deductible JCB acquisition costs.

	At the Quarter ended
($ in thousands)	Sep 30, 2017	Jun 30, 2017	Mar 31, 2017	Dec 31, 2016	Sep 30, 2016
REGULATORY CAPITAL TO RISK-WEIGHTED ASSETS
Shareholders' equity	$546,336	$548,753	$537,921	$387,098	$381,098
Less: Goodwill	117,345	116,186	113,886	30,334	30,334
Less: Intangible assets, net of deferred tax liabilities	5,825	6,179	5,832	800	873
Less: Unrealized gains (losses)	(489)	329	(1,174)	(1,741)	4,668
Plus: Other	12	12	12	24	24
Common equity tier 1 capital	423,667	426,071	419,389	357,729	345,247
Plus: Qualifying trust preferred securities	67,600	67,600	67,600	55,100	55,100
Plus: Other	48	48	48	36	35
Tier 1 capital	491,315	493,719	487,037	412,865	400,382
Plus: Tier 2 capital	93,616	91,874	94,700	93,484	44,006
Total risk-based capital	$584,931	$585,593	$581,737	$506,349	$444,388

Total risk-weighted assets	$4,743,779	$4,562,322	$4,557,860	$3,757,161	$3,699,757

Common equity tier 1 capital to risk-weighted assets	8.93%	9.34%	9.20%	9.52%	9.33%
Tier 1 capital to risk-weighted assets	10.36%	10.82%	10.69%	10.99%	10.82%
Total risk-based capital to risk-weighted assets	12.33%	12.84%	12.76%	13.48%	12.01%

SHAREHOLDERS' EQUITY TO TANGIBLE COMMON EQUITY AND TOTAL ASSETS TO TANGIBLE ASSETS
Shareholders' equity	$546,336	$548,753	$537,921	$387,098	$381,098
Less: Goodwill	117,345	116,186	113,886	30,334	30,334
Less: Intangible assets	11,745	12,458	11,758	2,151	2,357
Tangible common equity	$417,246	$420,109	$412,277	$354,613	$348,407

Total assets	$5,231,488	$5,038,696	$5,106,226	$4,081,328	$3,909,644
Less: Goodwill	117,345	116,186	113,886	30,334	30,334
Less: Intangible assets	11,745	12,458	11,758	2,151	2,357
Tangible assets	$5,102,398	$4,910,052	$4,980,582	$4,048,843	$3,876,953

Tangible common equity to tangible assets	8.18%	8.56%	8.28%	8.76%	8.99%